Exhibit 10.57
DAWSON JAMES SECURITIES, INC.
925 South Federal Highway, Suite No. 600
Boca Raton, Florida 33432
July 10, 2009
Mr. Robert E. Miller
Chief Financial Officer
Oculus Innovative Sciences, Inc.
1129 North McDowell Blvd.
Petaluma, CA 94954
     Re: Second Amendment and Clarification of Engagement Letter
Dear Mr. Miller,
     This letter amends and clarifies the letter agreement between Oculus Innovative Sciences, Inc. (“Oculus”) and Dawson James Securities, Inc. (“DJSI”) dated April 10, 2009 (the “Engagement Letter”) as amended July 2, 2009 (the “First Amendment”) as follows:
     1. The sections entitled “Transaction Fee” and “Transaction Fee Warrants” in Section 8 of the Engagement Letter are hereby amended and restated in their entirety to read as follows:
     Transaction Fee. Upon closing of the Registered Placement, the Company will pay DJSI a transaction fee in cash (the “Fee”) in an amount equal to 10.0% of the gross proceeds received from sale of its Securities. DJSI agrees that the Fee is contingent on the closing of the Registered Placement, and that the Company will not be obligated to pay the Fee unless the Registered Placement is completed.
     Transaction Fee Warrant. Upon closing of the Registered Placement, the Company will issue DJSI a 5-year warrant to purchase 10.0% of the Common Stock sold in the Registered Placement (the “DJSI Warrant”), provided, however, that the parties agree that the DJSI Warrant shall be subject to the following terms and conditions:
a.	the exercise price shall be 125% of the price of the Units issued to the investors in the Registered Placement;

b.	the DJSI Warrant shall not be exercisable or convertible more than five years from the effective date of the Registered Placement;

c.	except as provided in this letter agreement, the DJSI Warrant shall be identical to the warrants issued in the Registered Placement;

d.	the DJSI Warrant shall not have any demand or piggyback registration rights;

Oculus Innovative Sciences, Inc.
July 10, 2009

e.	the DJSI Warrant shall not have anti-dilution terms that allow DJSI and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the Registered Placement when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event;

f.	the DJSI Warrant shall not have anti-dilution terms that allow DJSI and related persons to receive or accrue cash dividends prior to the exercise or conversion of the DJSI Warrant; and

g.	for a period of six months after the issuance date of the DJSI Warrant (which shall not be earlier than the closing date of the Registered Placement), neither the DJSI Warrant nor any warrant shares issued upon exercise of the DJSI Warrant shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Registered Placement, except the transfer of any security as permitted by the FINRA rules.
     2. We agree that Section 8 of the Engagement Letter shall mean that if the Registered Placement (as defined in the Engagement Letter) is not completed, then DJSI’s only compensation for services under the Engagement Letter shall be reimbursement of out of pocket expense actually incurred by DJSI.
     Except as set forth above, the Engagement Letter and First Amendment shall remain in full force and effect. If you agree with the above please sign below and return an executed copy of this letter to my attention.

Very truly yours, DAWSON JAMES SECURITIES, INC.
/s/ Joseph E. Balagot
Joseph E. Balagot
Senior Managing Director

AGREED AND ACCEPTED: OCULUS INNOVATIVE SCIENCES, INC.
/s/ Robert E. Miller
Robert E. Miller
Chief Financial Officer